Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Tektronix, Inc. 2005 Stock Incentive Plan and the Tektronix, Inc. 2002 Stock Incentive Plan, as amended, of our report dated October 31, 2007, with respect to the consolidated financial statements of Danaher Corporation included in its Current Report (Form 8-K) filed October 31, 2007, and our report dated February 21, 2007, with respect to Danaher Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Danaher Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland
November 16, 2007